Contact:
Euronet Worldwide, Inc.
Stephanie Taylor
+1-913-327-4200

Euronet Worldwide Reports Fourth Quarter and Full Year 2020 Financial Results

LEAWOOD, KANSAS, USA - February 9, 2021 - Euronet Worldwide, Inc. (“Euronet” or the “Company”) (NASDAQ: EEFT), a leading electronic payments provider, reports fourth quarter and full year 2020 financial results.

Euronet reports the following consolidated results for the fourth quarter 2020 compared with the same period of 2019:

•	Revenues of $706.6 million, a 2% increase from $693.7 million (2% decrease on a constant currency[1] basis).
•	Operating income of $50.2 million, a 53% decrease from $107.2 million (56% decrease on a constant currency basis).
•	Adjusted operating income[2] of $50.8 million (excluding a $0.6 million impairment of acquired intangible assets), a 53% decrease from $107.2 million (56% decrease on a constant currency basis).
•	Adjusted EBITDA[3] of $91.9 million, a 35% decrease from $142.2 million (39% decrease on a constant currency basis).
•	Net income attributable to Euronet of $70.2 million or $1.31 diluted earnings per share, compared with net income of $106.5 million or $1.91 diluted earnings per share.
•	Adjusted earnings per share[4] of $1.11, a 32% decrease from $1.63.
•
Euronet's cash and cash equivalents was $1,420.3 million and ATM cash was $411.1 million, totaling $1,831.4 million as of December 31, 2020, and availability under its revolving credit facilities was approximately $670 million.

Euronet reports the following consolidated results for the full year 2020 compared with the same period of 2019:

•	Revenues of $2,482.7 million, a 10% decrease from $2,750.1 million (10% decrease on a constant currency[1] basis).
•	Operating income of $46.6 million, a 90% decrease from $475.2 million (91% decrease on a constant currency basis).
•
Adjusted operating income[2] $153.2 million (excluding a $106.6 million impairment of goodwill and acquired intangible assets), a 68% decrease from $473.9 million (excluding $1.3 million post-acquisition adjustment) (69% decrease on a constant currency basis).

•	Adjusted EBITDA[3] of $302.2 million, a 50% decrease from $607.1 million (51% decrease on a constant currency basis).
•	Net loss attributable to Euronet of $3.4 million or $0.06 diluted loss per share, compared with net income of $346.8 million or $6.32 diluted earnings per share.
•	Adjusted earnings per share[4] of $2.82, a 60% decrease from $7.01.

See the reconciliation of non-GAAP items in the attached financial schedules.

“During a year when COVID-19 presented unprecedented challenges, Euronet realized significant benefits from having a strong balance sheet and a nicely diversified product portfolio. In the fourth quarter, two of our three operating segments delivered double digit revenue and operating income growth and record results,” stated Michael J. Brown, Euronet’s Chairman and CEO. “Our leading-edge technology advances in digital product delivery provided us a competitive advantage and contributed to the strong performance of the Money Transfer and epay segments,” continued Mr. Brown.

“For the full year, we are pleased to report revenue, adjusted operating income and market share growth in the Money Transfer and epay segments. Our performance demonstrated the resiliency of our workforce and the strength and flexibility of our leading-edge technology," continued Mr. Brown. “Regardless of the impacts of COVID-19 to our EFT business, we did not rest and wait for the pandemic to end. We continued to invest in expanding into new markets and growing our existing markets, enabling us to be well positioned for a post COVID-19 business environment.”

The epay and Money Transfer segments achieved year-over-year increases in revenue and transaction volume as our expansive Point-of-Sale ("POS") and correspondent networks continued their strong performance through the pandemic. The epay segment’s strength was driven by exceptional growth in digital media products and the expansion of digital channels, particularly in Asia and South America. The Money Transfer segment demonstrated technological readiness for the pandemic through a triple digit increase in digital transactions in the fourth quarter of 2020 compared to 2019, as well as a record year for implementing new correspondents into our network, which now includes more than 464,000 correspondent locations. The Money Transfer segment continues its streak of revenue growth in the fourth quarter of 2020, having increased fourth quarter revenues every year over the last ten years at a compound annual growth rate of 16%. The EFT segment proved agile delivering $20 million in expense savings for the fourth quarter to partially offset the decrease in revenues due to COVID-19 imposed restrictions limiting high-value cross border transactions in Europe and Asia Pacific related to government-imposed border closures and shelter-in-place orders. We believe the EFT segment is positioned for success in 2021 through strategic deployments of new ATMs in growing markets such as the United States, Asia Pacific and Ireland.  Despite the impact of COVID-19 on EFT results, the Company remains in a strong financial position with approximately $1.8 billion in available cash, approximately $670 million availability on its revolving credit facility and no significant debt maturities for approximately four years.

The Company anticipates based on recent trends and current global COVID-19 management mandates that its first quarter adjusted EBITDA will be in the range of approximately $50 million to $60 million.

Due in large part to the economic impacts and the related uncertainties of the COVID-19 pandemic, the Company recorded a $104.6 million non-cash goodwill impairment charge related to three business units during the second quarter of 2020 ($82.7 million in the Money Transfer Segment and $21.9 million in the EFT Segment), and $1.5 million and $0.6 million non-cash acquired intangible asset impairment charges during the third and fourth quarter, respectively, in the Money Transfer Segment. In order to provide more comparable operating results, these impairment charges are excluded from full year 2020, as well as the fourth quarter, adjusted operating income, adjusted EBITDA and adjusted EPS. Full year 2019 adjusted operating income, adjusted EBITDA and adjusted EPS also excludes a $1.3 million post-acquisition adjustment recorded in the EFT Segment.

Segment and Other Results

The EFT Processing Segment reports the following results for the fourth quarter 2020 compared with the same period or date in 2019:

•	Revenues of $100.4 million, a 48% decrease from $194.9 million (50% decrease on a constant currency basis).
•	Operating loss of $21.2 million, a 140% decrease from $52.5 million operating income (139% decrease on a constant currency basis).
•	Adjusted EBITDA of $1.0 million, a 99% decrease from $71.9 million (98% decrease on a constant currency basis).
•	Transactions of 902 million, an 11% increase from 809 million.
•	Operated 37,729 ATMs as of December 31, 2020, an 18% decrease from 46,070.

The EFT Processing Segment reports the following results for the full year 2020 compared with the same period in 2019:

•	Revenues of $468.8 million, a 47% decrease from $888.7 million (47% decrease on a constant currency basis).
•	Operating loss of $66.7 million, a 122% decrease from $296.7 million operating income (123% decrease on a constant currency basis).
•
Adjusted operating loss[2] of $44.8 million (excluding $21.9 million impairment of goodwill), a 115% decrease from $295.4 million adjusted operating income (excluding a $1.3 million post-acquisition adjustment) (115% decrease on a constant currency basis).

•	Adjusted EBITDA of $39.2 million, an 89% decrease from $367.2 million (90% decrease on a constant currency basis).
•	Transactions of 3.28 billion, an 8% increase from 3.05 billion.

For the fourth quarter and full year 2020, revenue, operating income, and adjusted EBITDA declines were driven by the impact of fewer high-value cross-border transactions in Europe and Asia Pacific related to the COVID-19 pandemic-driven government-imposed border closures and shelter-in-place orders. While during 2020 the EFT Segment experienced a significant decrease in high-value cross-border transactions, the Segment partially offset the impact through a significant increase in the volume of lower value, digitally-initiated payment processing transactions for an Asia Pacific customer’s bank wallet and e-commerce site.

2020 was a critical year for the advancement and validation of our technology through a significant installation with a third party by launching our REN Foundation solution for Banco de Mozambique’s central switch in November 2020. This technology was implemented on time despite the backdrop of the COVID-19 pandemic restrictions.

During 2020, the Company’s number of active ATMs ranged from a peak of 46,400 to a low of 37,700 as a result of adapting to the rapidly evolving COVID-19 restrictions, while the Company’s active base of ATMs decreased from 46,070 at December 31, 2019 to 37,729 at December 31, 2020. The ability to deactivate installed ATMs and subsequently re-activate ATMs was critical to our expense reduction efforts for the year. Our lease agreements have contractual flexibility to suspend, terminate or modify lease terms, resulting in a reduction of lease expenses on relatively short notice.

The epay Segment reports the following results for the fourth quarter 2020 compared with the same period or date in 2019:

•	Revenues of $276.1 million, a 27% increase from $218.0 million (22% increase on a constant currency basis).
•	Operating income of $39.9 million, a 19% increase from $33.6 million (13% increase on a constant currency basis).
•	Adjusted EBITDA of $42.2 million, a 20% increase from $35.3 million (14% increase on a constant currency basis).
•	Transactions of 703 million, a 61% increase from 437 million.
•	POS terminals of approximately 748,000 as of December 31, 2020, a 3% increase from approximately 728,000.
•	Retailer locations of approximately 338,000 as of December 31, 2020, a slight decrease from approximately 339,000.

The epay Segment reports the following results for the full year 2020 compared with the same period in 2019:

•	Revenues of $835.5 million, a 9% increase from $769.4 million (8% increase on a constant currency basis).
•	Operating income of $96.7 million, an 8% increase from $89.3 million (7% increase on a constant currency basis).
•	Adjusted EBITDA of $104.6 million, a 9% increase from $96.2 million (7% increase on a constant currency basis).
•	Transactions of 2.40 billion, a 56% increase from 1.54 billion.

For the fourth quarter and full year of 2020, revenue, adjusted operating income, and adjusted EBITDA growth was driven by continued growth in digital media as well as mobile in certain markets. epay benefitted from executing on its strategy of increasing digital channel distribution in certain markets throughout 2020 while also expanding physical channel distribution in other markets. Revenue in the fourth quarter of 2020 was higher by approximately $10 million related to a temporary increase in available margin provided by a certain mobile operator which was entirely passed on to retailers, resulting in zero impact to operating income. Transaction growth was primarily driven by customers in South America and Asia, which have a high concentration of low-value, high-volume transactions.

The Money Transfer Segment reports the following results for the fourth quarter 2020 compared with the same period or date in 2019:

•	Revenues of $331.6 million, an 18% increase from $281.9 million (14% increase on a constant currency basis).
•	Operating income of $45.0 million, a 36% increase from $33.0 million (29% increase on a constant currency basis).
•	Adjusted operating income of $45.6 million (excluding $0.6 million impairment of acquired intangible assets), a 38% increase from $33.0 million (30% increase on a constant currency basis).
•	Adjusted EBITDA of $54.6 million, a 32% increase from $41.3 million (25% increase on a constant currency basis).
•	Total transactions of 32.4 million, a 9% increase from 29.7 million.
•	Network locations of approximately 464,000 as of December 31, 2020, a 17% increase from approximately 397,000.

The Money Transfer Segment reports the following results for the full year 2020 compared with the same period in 2019:

•	Revenues of $1,183.8 million, an 8% increase from $1,096.1 million (7% increase on a constant currency basis).
•	Operating income of $59.7 million, a 56% decrease from $134.6 million (59% decrease on a constant currency basis).
•
Adjusted operating income of $144.4 million (excluding $84.7 million impairment of goodwill and acquired intangible assets), a 7% increase from $134.6 million (5% increase on a constant currency basis).

•	Adjusted EBITDA of $179.1 million, a 7% increase from $167.2 million (6% increase on a constant currency basis).
•	Total transactions of 116.5 million, a 2% increase from 114.5 million.

For the fourth quarter of 2020, revenue, operating income, and adjusted EBITDA increased due to the 9% growth in transaction volumes compared to the same period in the prior year. The increased transaction volume was driven by a triple digit increase in digital transaction growth from Ria’s online and mobile app products, expansion of its correspondent network, continued growth in the important independent channel and the signing and integration of strategic partnership agreements with new large-scale customers. Revenue and operating income expanded faster than transactions as the result of a shift in mix from low-value domestic to high-value cross border transactions.

For the full year 2020, money transfer transactions growth of 2% was the result of 16% growth in cross border transactions, partially offset by declines in domestic transfers and non-transfer transactions, such as currency exchange and check cashing.

Corporate and Other reports $13.5 million of expense for the fourth quarter 2020 compared with $11.9 million for the fourth quarter 2019. For the full year 2020, Corporate and Other reports $43.1 million of expense compared with $45.4 million for the full year 2019.

Balance Sheet and Financial Position

Unrestricted cash and cash equivalents on hand was $1,420.3 million as of December 31, 2020, compared to $786.1 million as of December 31, 2019. The increase in unrestricted cash and cash equivalents is largely from a drawdown on the revolving credit facility as a result of effective treasury management for year-end settlement requirements across many currencies, cash generated from operations and changes in working capital, partially offset by cash paid for capital expenditures. The Company generated approximately $50 million in cash from operations during the fourth quarter. While the Company continues to believe its $1,420.3 million unrestricted cash and cash equivalents balance is more than sufficient to sustain the business through the difficult times brought about by the COVID-19 pandemic, the Company has approximately $411.1 million of cash in ATMs at December 31, 2020 which could be re-deployed to operations, giving the Company more than $1.8 billion of cash and cash equivalents with no significant debt principal payments for approximately four years. In addition, the Company has approximately $670 million of availability under its revolving credit facility.

Total indebtedness was $1.45 billion as of December 31, 2020, compared to $1.15 billion as of September 30, 2020. The Company drew $270 million on its available revolving credit facility to effectively manage year-end payments across several currencies shortly before year end and subsequently repaid it following the start of the new year.

Non-GAAP Measures
In addition to the results presented in accordance with U.S. GAAP, the Company presents non-GAAP financial measures, such as constant currency financial measures, adjusted operating income (loss), adjusted EBITDA and adjusted earnings per share. These measures should be used in addition to, and not a substitute for, revenues, net (loss) income, operating (loss) income and (loss) earnings per share computed in accordance with U.S. GAAP. We believe that these non-GAAP measures provide useful information to investors regarding the Company's performance and overall results of operations. These non-GAAP measures are also an integral part of the Company's internal reporting and performance assessment for executives and senior management. The non-GAAP measures used by the Company may not be comparable to similarly titled non-GAAP measures used by other companies. The attached schedules provide a full reconciliation of these non-GAAP financial measures to their most directly comparable U.S. GAAP financial measure.

The Company does not provide a reconciliation of its forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for GAAP and the related GAAP and non-GAAP reconciliation, including adjustments that would be necessary for foreign currency exchange rate fluctuations and other charges reflected in the Company's reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.

(1) Constant currency financial measures are computed as if foreign currency exchange rates did not change from the prior period. This information is provided to illustrate the impact of changes in foreign currency exchange rates on the Company's results when compared to the prior period.

(2) Adjusted operating (loss) income is defined as operating (loss) income excluding goodwill and acquired intangible asset impairment charges and post-acquisition adjustments.  Adjusted operating (loss) income represents a performance measure and is not intended to represent a liquidity measure.

(3) Adjusted EBITDA is defined as net (loss) income excluding, to the extent incurred in the period, interest, income tax expense, depreciation, amortization, share-based compensation, goodwill and acquired intangible asset impairment charges, post-acquisition adjustments and other non-operating or non-recurring items that are considered expenses or income under U.S. GAAP. Adjusted EBITDA represents a performance measure and is not intended to represent a liquidity measure.

(4) Adjusted earnings per share is defined as diluted U.S. GAAP (loss) earnings per share excluding, to the extent incurred in the period, the tax-effected impacts of: a) foreign currency exchange gains or losses, b) goodwill and acquired intangible asset impairment charges, c) gains or losses from the early retirement of debt, d) share-based compensation, e) acquired intangible asset amortization, f) non-cash interest expense, g) non-cash income tax expense (benefit) h) post-acquisition adjustments and i) other non-operating or non-recurring items. Adjusted earnings per share represents a performance measure and is not intended to represent a liquidity measure.

Conference Call and Slide Presentation
Euronet Worldwide will host an analyst conference call on February 10, 2021, at 9:00 a.m. Eastern Time to discuss these results. The call may also include discussion of Company developments, the impacts of the COVID-19 pandemic on the Company's operations, forward-looking information and other material information about business and financial matters. To listen to the call via telephone, dial 877-303-6313 (USA) or +1-631-813-4734 (outside the USA). The conference call will also be available via webcast at http://ir.euronetworldwide.com. Participants should go to the website at least five minutes prior to the scheduled start time of the event to register. A slideshow will be included in the webcast.

A webcast replay will be available beginning approximately one hour after the event at http://ir.euronetworldwide.com and will remain available for one year.

About Euronet Worldwide, Inc.
Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The Company offers payment and transaction processing solutions to financial institutions, retailers, service providers and individual consumers. These services include comprehensive ATM, POS and card outsourcing services, card issuing and merchant acquiring services, software solutions, cash-based and online-initiated consumer-to-consumer and business-to-business money transfer services, and electronic distribution of digital media and prepaid mobile phone time.

Euronet's global payment network is extensive - including 37,729 ATMs, approximately 340,000 EFT POS terminals and a growing portfolio of outsourced debit and credit card services which are under management in 61 countries; card software solutions; a prepaid processing network of approximately 748,000 POS terminals at approximately 338,000 retailer locations in 57 countries; and a global money transfer network of approximately 464,000 locations serving 159 countries. With corporate headquarters in Leawood, Kansas, USA, and 66 worldwide offices, Euronet serves clients in approximately 175 countries. For more information, please visit the Company's website at www.euronetworldwide.com.

Statements contained in this news release that concern Euronet's or its management's intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: conditions in world financial markets and general economic conditions, including impacts from the COVID-19 pandemic; the speed and effectiveness of rollouts for vaccines and treatments for COVID-19; the effects in Europe of the U.K.'s departure from the E.U. and economic conditions in specific countries and regions; technological developments affecting the market for our products and services; our ability to successfully introduce new products and services; foreign currency exchange rate fluctuations; the effects of any breach of our computer systems or those of our customers or vendors, including our financial processing networks or those of other third parties; interruptions in any of our systems or those of our vendors or other third parties; our ability to renew existing contracts at profitable rates; changes in fees payable for transactions performed for cards bearing international logos or over switching networks such as card transactions on ATMs; our ability to comply with increasingly stringent regulatory requirements, including anti-money laundering, anti-terrorism, anti-bribery, consumer and data protection and the European Union's General Data Privacy Regulation and Second Payment Service Directive requirements; changes in laws and regulations affecting our business, including tax and immigration laws and any laws regulating payments, including dynamic currency conversion transactions; changes in our relationships with, or in fees charged by, our business partners; competition; the outcome of claims and other loss contingencies affecting Euronet; the cost of borrowing, availability of credit and terms of and compliance with debt covenants; and renewal of sources of funding as they expire and the availability of replacement funding. These risks and other risks are described in the Company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained via the SEC's Edgar website or by contacting the Company. Any forward-looking statements made in this release speak only as of the date of this release.Except as may be required by law,Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. The Company regularly posts important information to the investor relations section of its website.

EURONET WORLDWIDE, INC.
Condensed Consolidated Balance Sheets
(in millions)

	As of
	December 31,	As of
	2020	December 31,
	(unaudited)	2019

ASSETS
Current assets:
Cash and cash equivalents	$1,420.3	$786.1
ATM cash	411.1	665.6
Restricted cash	3.3	34.3
Settlement assets	1,140.9	1,013.1
Trade accounts receivable, net	117.5	201.9
Prepaid expenses and other current assets	272.8	217.7

Total current assets	3,365.9	2,918.7

Property and equipment, net	378.4	360.0
Right of use lease asset, net	162.1	377.5
Goodwill and acquired intangible assets, net	787.7	885.6
Other assets, net	232.6	115.9

Total assets	$4,926.7	$4,657.7

LIABILITIES AND EQUITY
Current liabilities:
Settlement obligations	$1,140.9	$1,013.1
Accounts payable and other current liabilities	654.9	481.5
Current portion of operating lease liabilities	52.4	127.4
Short-term debt obligations	7.2	12.0

Total current liabilities	1,855.4	1,634.0

Debt obligations, net of current portion	1,437.6	1,090.9
Operating lease liabilities, net of current portion	106.5	242.0
Capital lease obligations, net of current portion	6.2	8.1
Deferred income taxes	37.9	56.1
Other long-term liabilities	37.2	47.2

Total liabilities	3,480.8	3,078.3

Equity	1,445.9	1,579.4

Total liabilities and equity	$4,926.7	$4,657.7

EURONET WORLDWIDE, INC.
Consolidated Statements of Operations
(unaudited - in millions, except share and per share data)

	Year Ended		Three Months Ended
	December 31,		December 31,
	2020	2019	2020	2019

Revenues	$2,482.7	$2,750.1	$706.6	$693.7

Operating expenses:
Direct operating costs	1,576.7	1,556.5	459.6	403.8
Salaries and benefits	404.0	394.8	110.4	102.1
Selling, general and administrative	221.8	211.9	52.2	51.1
Impairment of goodwill and acquired intangible assets	106.6	—	0.6	—
Depreciation and amortization	127.0	111.7	33.6	29.5
Total operating expenses	2,436.1	2,274.9	656.4	586.5
Operating income	46.6	475.2	50.2	107.2

Other income (expense):
Interest income	1.1	1.9	0.2	0.5
Interest expense	(36.6)	(36.1)	(9.0)	(8.8)
Loss on early retirement of debt	—	(9.8)	—	—
Foreign currency exchange (loss) gain	(3.8)	2.7	13.9	10.6
Other income	0.9	—	0.1	—
Total other (expense) income, net	(38.4)	(41.3)	5.2	2.3
Income before income taxes	8.2	433.9	55.4	109.5

Income tax (expense) benefit	(11.5)	(87.2)	15.0	(2.9)

Net (loss) income	(3.3)	346.7	70.4	106.6
Net (income) loss attributable to noncontrolling interests	(0.1)	0.1	(0.2)	(0.1)
Net (loss) income attributable to Euronet Worldwide, Inc.	$(3.4)	$346.8	$70.2	$106.5

(Loss) Earnings per share attributable to Euronet
Worldwide, Inc. stockholders - diluted	$(0.06)	$6.32	$1.31	$1.91

Diluted weighted average shares outstanding	52,659,551	54,913,887	53,427,569	55,783,838

EURONET WORLDWIDE, INC.
Reconciliation of Net (Loss) Income to Operating (Loss) Income, Adjusted Operating (Loss) Income and Adjusted EBITDA
(unaudited - in millions)

	Three months ended December 31, 2020

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$70.4

Less: Income tax benefit					(15.0)
Less: Total other income, net					(5.2)

Operating (loss) income	$(21.2)	$39.9	$45.0	$(13.5)	$50.2

Add: Acquired intangible asset impairment charges	—	—	0.6	—	0.6
Adjusted operating (loss) income(1)	(21.2)	39.9	45.6	(13.5)	50.8
Add: Depreciation and amortization	22.2	2.3	9.0	0.1	33.6
Add: Share-based compensation	—	—	—	7.5	7.5

Earnings (expense) before interest, taxes, depreciation, amortization, share-based compensation and acquired intangible asset impairment charges (Adjusted EBITDA) (1)	$1.0	$42.2	$54.6	$(5.9)	$91.9

	Three months ended December 31, 2019

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$106.6

Add: Income tax expense					2.9
Less: Total other expense, net					(2.3)

Operating income (expense)	$52.5	$33.6	$33.0	$(11.9)	$107.2

Add: Depreciation and amortization	19.4	1.7	8.3	0.1	29.5
Add: Share-based compensation	—	—	—	5.5	5.5

Earnings (expense) before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA) (1)	$71.9	$35.3	$41.3	$(6.3)	$142.2

(1) Adjusted operating (loss) income and adjusted EBITDA are non-GAAP measures that should be considered in addition to, and not a substitute for, net (loss) income computed in accordance with U.S. GAAP.

EURONET WORLDWIDE, INC.
Reconciliation of Net (Loss) Income to Operating (Loss) Income, Adjusted Operating (Loss) Income and Adjusted EBITDA
(unaudited - in millions)

	Twelve months ended December 31, 2020

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net loss					$(3.3)

Add: Income tax expense					11.5
Add: Total other expense, net					38.4

Operating (loss) income	$(66.7)	$96.7	$59.7	$(43.1)	$46.6

Add: Goodwill and acquired intangible asset impairment charges	21.9	—	84.7	—	106.6
Adjusted operating (loss) income(1)	(44.8)	96.7	144.4	(43.1)	153.2
Add: Depreciation and amortization	84.0	7.9	34.7	0.4	127.0
Add: Share-based compensation	—	—	—	22.0	22.0

Earnings (expense) before interest, taxes, depreciation, amortization, share-based compensation and goodwill and acquired intangible asset impairment charges (Adjusted EBITDA) (1)	$39.2	$104.6	$179.1	$(20.7)	$302.2

	Twelve months ended December 31, 2019

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$346.7

Add: Income tax expense					87.2
Add: Total other expense, net					41.3

Operating income (expense)	$296.7	$89.3	$134.6	$(45.4)	$475.2

Less: Post-acquisition adjustment	(1.3)	—	—	—	(1.3)
Adjusted operating income (expense)(1)	295.4	89.3	134.6	(45.4)	473.9
Add: Depreciation and amortization	71.8	6.9	32.6	0.4	111.7
Add: Share-based compensation	—	—	—	21.5	21.5

Earnings (expense) before interest, taxes, depreciation, amortization, share-based compensation and post-acquisition adjustments (Adjusted EBITDA) (1)	$367.2	$96.2	$167.2	$(23.5)	$607.1

(1) Adjusted operating (loss) income and adjusted EBITDA are non-GAAP measures that should be considered in addition to, and not a substitute for, net (loss) income computed in accordance with U.S. GAAP.

EURONET WORLDWIDE, INC.
Reconciliation of Adjusted Earnings per Share
(unaudited - in millions, except share and per share data)

	Year Ended		Three Months Ended
	December 31,		December 31,
	2020	2019	2020	2019

Net (loss) income attributable to Euronet Worldwide, Inc.	$(3.4)	$346.8	$70.2	$106.5

Foreign currency exchange (gain) loss	3.8	(2.7)	(13.9)	(10.6)
Acquired intangible asset amortization(1)	22.9	20.4	5.8	5.1
Share-based compensation(2)	22.0	21.5	7.5	5.5
Post-acquisition adjustment	—	(1.3)	—	—
Impairment of goodwill and acquired intangible assets	106.6	—	0.6	—
Non-cash interest accretion(3)	15.3	16.2	3.9	3.7
Income tax effect of above adjustments(4)	(7.2)	(4.9)	2.8	2.5
Loss on early retirement of debt	—	9.8	—	—
U.S. tax reform impact(5)	—	(25.7)	—	(25.7)
Non-cash GAAP tax (benefit) expense(6)	(8.3)	12.9	(17.4)	4.4

Adjusted earnings(7)	$151.7	$393.0	$59.5	$91.4

Adjusted earnings per share - diluted(7)	$2.82	$7.01	$1.11	$1.63

Diluted weighted average shares outstanding (GAAP)	52,659,551	54,913,887	53,427,569	55,783,838

Effect of anti-dilutive shares not included in GAAP calculation	964,866	—	—	—
Effect of conversion of convertible debentures(8)	—	933,090	—	—
Effect of unrecognized share-based compensation on diluted shares outstanding	192,876	243,177	295,808	244,355
Adjusted diluted weighted average shares outstanding	53,817,293	56,090,154	53,723,377	56,028,193

(1) Acquired intangible asset amortization of $5.8 million and $5.1 million are included in depreciation and amortization expense of $33.6 million and $29.5 million for the three months ended December 31, 2020 and December 31, 2019, respectively, in the consolidated statements of operations. Intangible asset amortization of $22.9 million and $20.4 million are included in depreciation and amortization expense of $127.0 million and $111.7 million for the twelve months ended December 31, 2020 and December 31, 2019, respectively, in the consolidated statements of operations.

(2) Share-based compensation of $7.5 million and $5.5 million are included in salaries and benefits expense of $110.4 million and $102.1 million for the three months ended December 31, 2020 and December 31, 2019, respectively, in the consolidated statements of operations. Share-based compensation expense of $22.0 million and $21.5 million are included in salaries and benefits expense of $404.0 million and $394.8 million for the twelve months ended December 31, 2020 and December 31, 2019, respectively, in the consolidated statements of operations.

(3) Non-cash interest accretion of $3.9 million and $3.7 million are included in interest expense of $9.0 million and $8.8 million for the three months ended December 31, 2020 and December 31, 2019, respectively, in the consolidated statements of operations.  Non-cash interest accretion of $15.3 million and $16.2 million are included in interest expense of $36.6 million and $36.1 million for the twelve months ended December 31, 2020 and December 31, 2019, respectively, in the consolidated statements of operations.

(4) Adjustment is the aggregate U.S. GAAP income tax effect on the preceding adjustments determined by applying the applicable statutory U.S. federal, state and/or foreign income tax rates.

(5) After additional regulatory guidance in the fourth quarter of 2019, tax expense was reduced by $25.7 million after electing to claim U.S. tax credits for foreign taxes paid.

(6) Adjustment is the non-cash GAAP tax impact recognized on certain items such as the projected utilization of certain material net deferred tax assets and amortization of indefinite-lived intangible assets.

(7) Adjusted earnings and adjusted earnings per share are non-GAAP measures that should be considered in addition to, and not as a substitute for, net (loss) income and (loss) earnings per share computed in accordance with U.S. GAAP.

(8) Adjusted to reflect the total number of shares issued in connection with the conversion of the 1.50% convertible notes during the second quarter 2019.